Exhibit 99.2 – Explanation of Non-GAAP and Other Financial Measures

This Exhibit 99.2 to the accompanying Current Report on Form 8-K for Comcast Corporation (the "Company", "we", "us" or "our") sets forth the reasons we believe that presentation of financial measures not in accordance with generally accepted accounting principles in the United States (GAAP) contained in the earnings press release filed as Exhibit 99.1 to the Form 8-K provides useful information to investors regarding Comcast's financial condition and results of operations.  To the extent material, this Exhibit also discloses the additional purposes, if any, for which Comcast's management uses these non-GAAP financial measures.  A reconciliation of these non-GAAP financial measures with the most directly comparable GAAP financial measures is included in the press release itself.

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow and Unlevered Free Cash Flow are additional performance measures used as indicators of our ability to service and repay debt, make investments and return capital to investors, through stock repurchases and dividends. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this financial measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs.  We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and adjusted for any payments related to certain nonoperating items, net of estimated tax benefits (such as income taxes on investment sales, and nonrecurring payments related to income tax and litigation contingencies of acquired companies).  Unlevered Free Cash Flow is Free Cash Flow before cash paid interest.  We believe that Free Cash Flow and Unlevered Free Cash Flow are also useful to investors as the basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow and Unlevered Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the prior year.  Our pro forma data is only adjusted for the timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.  We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present “adjusted” data, to exclude certain gains, losses or other charges, net of tax (such as from the sales of investments or dispositions of businesses). This “adjusted” data is a non-GAAP financial measure. We believe, among other things, that the “adjusted” data may help investors evaluate our ongoing operations and can assist in making meaningful period-over-period comparisons.

Exhibit 99.2 – Explanation of Non-GAAP and Other Financial Measures, cont’d

Non-GAAP financial measures should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP.

Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Pro Forma in Table 4-A and Adjusted Data in Table 4-B set forth in Exhibit 99.1 to this Current Report on Form 8-K.